Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Exhibit 99.2 contains forward-looking statements with respect to possible events, outcomes or results that are, and are expected to continue to be, subject to risks, uncertainties and contingencies, including those identified in this Exhibit and in the “Risk Factors” included in Exhibit 99.4. See “Forward-Looking Statements” in the Current Report on Form 8-K to which this Exhibit 99.2 is attached.

This management’s discussion and analysis of financial condition and results of operations, or MD&A, is for the same periods as the MD&A that was included in Part II, Item 7 of our Annual Report on Form 10-K filed on February 27, 2009 (which we refer to as the 2008 Form 10-K); however, it reflects the reclassification of our Little Blue Book print directory business (which we refer to as LBB) to discontinued operations (see “— Introduction — Background Information on Certain Trends and Developments — Proposed Divestiture of the Little Blue Book Print Directory Business”) and the related elimination of the Publishing and Other Services segment. Additionally, we included certain supplemental financial and operating information in this MD&A (see “— Supplemental Financial and Operating Information”). While this MD&A reflects the reclassifications described above, it does not reflect any other events occurring after February 27, 2009, the date of the 2008 Form 10-K. Certain other events occurring after that date have been disclosed in other public filings we have made, including Current Reports on Form 8-K and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009. In this MD&A, dollar amounts are stated in thousands, unless otherwise noted.

Overview

MD&A is provided as a supplement to our Consolidated Financial Statements and notes thereto included in Exhibit 99.3 beginning on page F-1, in order to enhance your understanding of our results of operations and financial condition. Our MD&A is organized as follows:

•	Introduction. This section provides a general description of our company, background information on certain trends and developments affecting our company, a description of the basis of presentation of our financial statements, a summary discussion of our recent acquisitions and dispositions and a discussion of how seasonal factors may impact the timing of our revenue.

•	Critical Accounting Policies and Estimates. This section discusses those accounting policies that are considered important to the evaluation and reporting of our financial condition and results of operations, and whose application requires us to exercise subjective or complex judgments in making estimates and assumptions. In addition, all of our significant accounting policies, including our critical accounting policies, are summarized in Note 2 to the Consolidated Financial Statements included in Exhibit 99.3.

•	Transactions with HLTH. This section describes the services that we receive from our parent company, HLTH Corporation (which we refer to as HLTH) and the costs of these services, as well as the fees we charge HLTH for our services, as well as our tax sharing agreement with HLTH. As of December 31, 2008, HLTH owned 83.6% of our outstanding capital stock through its ownership of all of our outstanding Class B Common Stock.

•	Results of Operations and Supplemental Financial and Operating Information. These sections provide our analysis and outlook for the significant line items on our statements of operations, as well as other information that we deem meaningful to understand our results of operations on a consolidated basis.

•	Liquidity and Capital Resources. This section provides an analysis of our liquidity and cash flows and discussions of our commitments, as well as our outlook on our available liquidity as of December 31, 2008.

•	Recent Accounting Pronouncements. This section provides a summary of the most recent authoritative accounting standards and guidance that have either been recently adopted by our company or may be adopted in the future.

Introduction

Our Company

We are a leading provider of health information services to consumers, physicians and other healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. Our public portals for consumers enable them to obtain health and wellness information (including information on specific diseases or conditions), check symptoms, locate physicians, store individual healthcare information, receive periodic e-newsletters on topics of individual interest and participate in online communities with peers and experts. Our public portals for physicians and healthcare professionals make it easier for them to access clinical reference sources, stay abreast of the latest clinical information, learn about new treatment options, earn continuing medical education (which we refer to as CME) credit and communicate with peers. We also distribute our online content and services to other entities and generate revenue from these arrangements through the sale of advertising and sponsorship products and content syndication fees. We also provide e-detailing promotion and physician recruitment services for use by pharmaceutical, medical device and healthcare companies. We also provide print services including the publication of WebMD the Magazine, a consumer magazine distributed to physician office waiting rooms. Our public portals sponsors and advertisers include pharmaceutical, biotechnology, medical device and consumer products companies. Our private portals enable employers and health plans to provide their employees and members with access to personalized health and benefit information and decision-support technology that helps them to make more informed benefit, treatment and provider decisions. We also provide related services for use by such employees and members, including lifestyle education and personalized telephonic health coaching. We generate revenue from our private portals through the licensing of these services to employers and health plans either directly or through distributors.

Background Information on Certain Trends and Developments

Trends Influencing the Use of Our Services.  Several key trends in the healthcare and Internet industries are influencing the use of healthcare information services of the types that we provide or are developing. Those trends are described briefly below:

•	Use of the Internet by Consumer and Physicians. The Internet has emerged as a major communications medium and has already fundamentally changed many sectors of the economy, including the marketing and sales of financial services, travel, and entertainment, among others. The Internet is also changing the healthcare industry and has transformed how consumers and physicians find and utilize healthcare information.

—	Healthcare consumers increasingly seek to educate themselves online about their healthcare related issues, motivated in part by the continued availability of new treatment options and in part by the larger share of healthcare costs they are being asked to bear due to changes in the benefit designs being offered by health plans and employers. The Internet has fundamentally changed the way consumers obtain health and wellness information, enabling them to have immediate access to searchable information and dynamic interactive content to check symptoms, assess risks, understand diseases, find providers and evaluate treatment options. The Internet is consumers’ fastest growing health information resource, according to a national study released in August 2008 by the Center for Studying Health System Change. Researchers found that 32 percent of American consumers (approximately 70 million adults) conducted online health searches in 2007, compared with 16 percent in 2001. More than half of those surveyed said the information changed their overall approach to maintaining their health. Four in five said the information helped them better understand how to treat an illness or condition.

—	The Internet has also become a primary source of information for physicians seeking to improve clinical practice and is growing relative to traditional information sources, such as conferences, meetings and offline journals.

•	Increased Online Marketing and Education Spending for Healthcare Products. Pharmaceutical, biotechnology and medical device companies spend large amounts each year marketing their products and educating consumers and physicians about them; however, only a small portion of this amount is currently spent on online services. We believe that these companies, which comprise the majority of the advertisers and sponsors of our public portals, are becoming increasingly aware of the effectiveness of the Internet relative to traditional media in providing health, clinical and product-related information to consumers and physicians, and this increasing awareness will result in increasing demand for our services. However, notwithstanding our general expectation for increased demand, our public portals revenue may vary significantly from quarter to quarter due to a number of factors, many of which are not in our control, and some of which may be difficult to forecast accurately, including general economic conditions and the following:

—	The majority of our advertising and sponsorship contracts are for terms of approximately four to twelve months. We have relatively few longer term advertising and sponsorship contracts.

—	The time between the date of initial contact with a potential advertiser or sponsor regarding a specific program and the execution of a contract with the advertiser or sponsor for that program may be subject to delays over which we have little or no control, including as a result of budgetary constraints of the advertiser or sponsor or their need for internal approvals.

Other factors that may affect the timing of contracting for specific programs with advertisers and sponsors, or receipt of revenue under such contracts, include: the timing of FDA approval for new products or for new approved uses for existing products; the timing of FDA approval of generic products that compete with existing brand name products; the timing of withdrawals of products from the market; seasonal factors relating to the prevalence of specific health conditions and other seasonal factors that may affect the timing of promotional campaigns for specific products; and the scheduling of conferences for physicians and other healthcare professionals.

•	Changes in Health Plan Design; Health Management Initiatives. In a healthcare market where the responsibility for healthcare costs and decision-making has been increasingly shifting to consumers, use of information technology (including personal health records) to assist consumers in making informed decisions about healthcare has also increased. We believe that through our WebMD Health and Benefits Manager tools, including our personal health record application, we are well positioned to play a role in this environment, and these services will be a significant driver for the growth of our private portals during the next several years. However, our growth strategy depends, in part, on increasing usage of our private portal services by our employer and health plan clients’ employees and members, respectively. Increasing usage of our services requires us to continue to deliver and improve the underlying technology and develop new and updated applications, features and services. In addition, we face competition in the area of healthcare decision-support tools and online health management applications and health information services. Many of our competitors have greater financial, technical, product development, marketing and other resources than we do, and may be better known than we are. We also expect that, for clients and potential clients in the industries most seriously affected by recent adverse changes in general economic conditions (including those in the financial services industry), we may experience some reductions in initial contracts, contract expansions and contract renewals for our private portal services, as well as reductions in the size of existing contracts.

The healthcare industry in the United States and relationships among healthcare payers, providers and consumers are very complicated. In addition, the Internet and the market for online services are relatively new and still evolving. Accordingly, there can be no assurance that the trends identified above will continue or that the expected benefits to our businesses from our responses to those trends will be achieved. In addition, the market for healthcare information services is highly competitive and not only are our existing competitors seeking to benefit from these same trends, but the trends may also attract additional competitors.

Certain Developments

•	Termination of Proposed HLTH Merger. In February 2008, HLTH and WebMD entered into an Agreement and Plan of Merger (which we refer to as the Merger Agreement), pursuant to which HLTH would merge into WebMD (which we refer to as the HLTH Merger), with WebMD continuing as the surviving corporation. Pursuant to the terms of a Termination Agreement entered into on October 19, 2008 (which we refer to as the Termination Agreement), HLTH and WebMD mutually agreed, in light of the turmoil in financial markets, to terminate the Merger Agreement. The Termination Agreement maintained HLTH’s obligation, under the terms of the Merger Agreement, to pay the expenses WebMD incurred in connection with the merger. In connection with the termination of the merger, HLTH and WebMD amended the Tax Sharing Agreement between them and HLTH assigned to WebMD the Amended and Restated Data License Agreement, dated as of February 8, 2008, among HLTH, EBS Master LLC and certain affiliated companies. For additional information, see “Transactions with HLTH — Agreements with HLTH” below.

•	Impairment of Auction Rate Securities; Non-Recourse Credit Facility. We hold investments in auction rate securities (which we refer to as ARS) backed by student loans, which are 97% guaranteed under the Federal Family Education Loan Program (FFELP), and all had credit ratings of AAA or Aaa when purchased. Historically, the fair value of our ARS investments approximated par value due to the frequent auction periods, generally every 7 to 28 days, which provided liquidity to these investments. However, since February 2008, virtually all auctions involving these securities have failed. As a secondary market has yet to develop, these investments have been reclassified to long-term investments as of December 31, 2008. The result of a failed auction is that these ARS will continue to pay interest in accordance with their terms at each respective auction date; however, liquidity of the securities will be limited until there is a successful auction, the issuer redeems the securities, the securities mature or until such time as other markets for these ARS investments develop. We concluded that the estimated fair value of the ARS no longer approximated the par value due to the lack of liquidity.

As of March 31, 2008, we concluded the fair value of our ARS was $141,044, compared to a face value of $168,450. The impairment in value, or $27,406 was considered to be other-than-temporary, and accordingly, was recorded as an impairment charge within the statement of operations during the three months ended March 31, 2008. During 2008, we received $4,400 associated with the partial redemption of certain of our ARS holdings which represented 100% of their face value. As a result, as of December 31, 2008, the total face value of our ARS holdings was $164,800, compared to a fair value of $133,563. Subsequent to March 31, 2008, through December 31, 2008, we further reduced the carrying value of our ARS holdings by $4,277. Since this reduction in value resulted from fluctuations in interest rate assumptions, we assessed this reduction to be temporary in nature and, accordingly, this amount has been recorded as an unrealized loss in our stockholders’ equity. We continue to monitor the market for ARS as well as the individual ARS investments we own. We may be required to record additional losses in future periods if the fair value of our ARS holdings deteriorates further.

In May 2008, we entered into a non-recourse credit facility (which we refer to as the Credit Facility) with Citigroup that is secured by our ARS holdings (including, in some circumstances, interest payable on the ARS holdings), that will allow us to borrow up to 75% of the face amount of the ARS holdings pledged as collateral under the Credit Facility. The Credit Facility is governed by a loan agreement, dated as of May 6, 2008, containing customary representations and warranties of the borrower and certain affirmative covenants and negative covenants relating to the pledged collateral. Under the loan agreement, the borrower and the lender may, in certain circumstances, cause the pledged collateral to be sold, with the proceeds of any such sale required to be applied in full immediately to repayment of amounts borrowed. No borrowings have been made under the Credit Facility to date. Borrowings can be made under this Credit Facility until May 2009. The interest rate applicable to such borrowings is one-month LIBOR plus 250 basis points. Any borrowings outstanding under the Credit Facility after March 2009 become demand loans, subject to 60 days notice, with recourse only to the pledged collateral.

Basis of Presentation

Our company is a Delaware corporation that was incorporated on May 3, 2005. We completed an initial public offering (which we refer to as the IPO) of Class A Common Stock on September 28, 2005. Our Class A Common Stock has traded on the Nasdaq National Market under the symbol “WBMD” since September 29, 2005 and now trades on the Nasdaq Global Select Market. Prior to the date of the IPO, we were a wholly-owned subsidiary of HLTH and our Consolidated Financial Statements had been derived from the Consolidated Financial Statements and accounting records of HLTH, principally representing the WebMD segment, using the historical results of operations, and historical basis of assets and liabilities of the WebMD related businesses. Since the completion of the IPO, we are a majority-owned subsidiary of HLTH, which currently owns 83.6% of our equity. Our Class A Common Stock has one vote per share, while our Class B Common Stock has five votes per share. As a result, our Class B Common Stock owned by HLTH represented, as of December 31, 2008, 96.0% of the combined voting power of our outstanding Common Stock.

Acquisitions and Dispositions

Investment.  On November 19, 2008, we acquired Series D preferred stock in a privately held company. The total investment was approximately $6,471, which includes approximately $470 of acquisition costs.

Acquisitions.  During 2006, we acquired four companies, Subimo, LLC (which we refer to as Subimo), Medsite, Inc. (which we refer to as Medsite), Summex Corporation (which we refer to as Summex) and eMedicine.com, Inc. (which we refer to as eMedicine), which we refer to together as the 2006 Acquisitions.

•	On December 15, 2006, we acquired Subimo, a privately held provider of healthcare decision-support applications to large employers, health plans and financial institutions, from Subimo’s security holders (referred to below as the Subimo Sellers). The initial purchase consideration for Subimo was valued at approximately $59,320, comprised of $32,820 in cash, net of cash acquired, $26,000 of WebMD Class A Common Stock and $500 of acquisition costs. Pursuant to the terms of the purchase agreement for Subimo, as amended (referred to below as the Subimo Purchase Agreement), we deferred the issuance of the 640,930 shares of WebMD Class A Common Stock included in the purchase consideration (which we refer to as the Deferred Shares) to December 3, 2008. The Deferred Shares were repurchased from the Subimo Sellers immediately following their issuance at a purchase price of $20.00 per share, the closing market price of WebMD Class A Common Stock on The Nasdaq Global Select Market on December 3, 2008. Since the Deferred Shares had a market value that was less than $24.34 per share when issued, WebMD was required, under the Subimo Purchase Agreement, to pay additional cash consideration to the Subimo Sellers at the time of the issuance of the Deferred Shares in an amount equal to the aggregate shortfall which was $2,782. The results of operations of Subimo have been included in our financial statements from December 15, 2006, the closing date of the acquisition.

•	On September 11, 2006, we acquired the interactive medical education, promotion and physician recruitment businesses of Medsite. Medsite provides e-detailing promotion and physician recruitment services for pharmaceutical, medical device and healthcare companies, including program development, targeted recruitment and online distribution and delivery. In addition, Medsite provides educational programs to physicians. The total purchase consideration for Medsite was approximately $31,467, comprised of $30,682 in cash, net of cash acquired, and $785 of acquisition costs. The results of operations of Medsite have been included in our financial statements from September 11, 2006, the closing date of the acquisition.

•	On June 13, 2006, we acquired Summex, a provider of health and wellness programs that include online and offline health risk assessments, lifestyle education and personalized telephonic health coaching. The Summex programs complement the online health and benefits platform that we provide to employers and health plans. Summex’s team of professional health coaches work one-on-one with employees and plan members to modify behaviors that may lead to illness and high medical costs. The total purchase consideration for Summex was approximately $30,043, comprised of $29,543 in cash, net of the cash acquired, and $500 of acquisition costs. The results of operations of Summex have been included in our financial statements from June 13, 2006, the closing date of the acquisition.

•	On January 17, 2006, we acquired eMedicine, a privately held online publisher of medical reference information for physicians and other healthcare professionals. The total purchase consideration for eMedicine was approximately $25,195, comprised of $24,495 in cash, net of cash acquired, and $700 of acquisition costs. The results of operations of eMedicine have been included in our financial statements from January 17, 2006, the closing date of the acquisition.

Sale of ACP Medicine and ACS Surgery.  As of December 31, 2007, we entered into an Asset Sale Agreement and completed the sale of certain assets and certain liabilities of our medical reference publications business, including the publications ACP Medicine and ACS Surgery: Principles and Practice. The assets and liabilities sold are referred to below as the ACS/ACP Business. ACP Medicine and ACS Surgery are official publications of the American College of Physicians and the American College of Surgeons, respectively. We will receive net cash proceeds of $2,575, consisting of $1,925 received during 2008 and the remaining $650 to be received during 2009. We incurred approximately $750 of professional fees and other expenses associated with the sale of the ACS/ACP Business. In connection with the sale, we recognized a (loss) gain of ($135) and $3,571, net of tax during the years ended December 31, 2008 and 2007, respectively. The decision to divest the ACS/ACP Business was made because management determined that it was not a good fit with our core business.

Proposed Divestiture of the Little Blue Book Print Directory Business.  In March 2009, our Board of Directors decided to divest LBB as it is not strategic to our overall business. As a result of our intention to divest LBB and our expectation that this divesture will be completed within one year, we reflected LBB as discontinued operations within the consolidated financial statements contained in Exhibit 99.3. The revenue and operating results of LBB had previously been reflected within an operating segment titled Publishing and Other Services. As a result of the decision to divest LBB, we eliminated the separate segment presentation for Publishing and Other Services and began reporting revenue into the following two categories: public portals revenue and private portals revenue.

Seasonality

The timing of our revenue is affected by seasonal factors. Revenue within our public portals is seasonal, primarily due to the annual budget approval process of our clients. This portion of our revenue is usually the lowest in the first quarter of each calendar year, and increases during each consecutive quarter throughout the year. Our private portals revenue is historically higher in the second half of the year as new customers are typically added during this period in conjunction with their annual open enrollment periods for employee benefits. The timing of revenue in relation to our expenses, much of which do not vary directly with revenue, has an impact on cost of operations, sales and marketing and general and administrative expenses as a percentage of revenue in each calendar quarter.

Critical Accounting Policies and Estimates

Our MD&A is based upon our Consolidated Financial Statements and Notes to Consolidated Financial Statements, which were prepared in conformity with U.S. generally accepted accounting principles. The preparation of the Consolidated Financial Statements requires us to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. We base our estimates on historical experience, current business factors, and various other assumptions that we believe are necessary to consider to form a basis for making judgments about the carrying values of assets and liabilities and disclosure of contingent assets and liabilities. We are subject to uncertainties such as the impact of future events, economic and political factors, and changes in our business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in preparation of our financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to our Consolidated Financial Statements.

We evaluate our estimates on an ongoing basis, including those related to revenue recognition, the allowance for doubtful accounts, the carrying value of prepaid advertising, the carrying value of long-lived assets (including goodwill and intangible assets), the carrying value of investments in auction rate securities, the amortization period of long-lived assets (excluding goodwill), the carrying value, capitalization and amortization of software and Web site development costs, the provision for income taxes and related deferred tax accounts, certain accrued expenses and contingencies, share-based compensation to employees and transactions with HLTH.

We believe the following reflects our critical accounting policies and our more significant judgments and estimates used in the preparation of our Consolidated Financial Statements:

•	Revenue Recognition. Revenue from advertising is recognized as advertisements are delivered or as publications are distributed. Revenue from sponsorship arrangements, content syndication and distribution arrangements, and licenses of healthcare management tools and private portals as well as related health coaching services are recognized ratably over the term of the applicable agreement. Revenue from the sponsorship of CME is recognized over the period we substantially complete our contractual deliverables as determined by the applicable agreements. When contractual arrangements contain multiple elements, revenue is allocated to each element based on its relative fair value determined using prices charged when elements are sold separately. In certain instances where fair value does not exist for all the elements, the amount of revenue allocated to the delivered elements equals the total consideration less the fair value of the undelivered elements. In instances where fair value does not exist for the undelivered elements, revenue is recognized when the last element is delivered.

•	Long-Lived Assets. Our long-lived assets consist of property and equipment, goodwill and other intangible assets. Goodwill and other intangible assets arise from the acquisitions we have made. The amount assigned to intangible assets is subjective and based on our estimates of the future benefit of the intangible assets using accepted valuation techniques, such as discounted cash flow and replacement cost models. Our long-lived assets, excluding goodwill, are amortized over their estimated useful lives, which we determine based on the consideration of several factors including the period of time the asset is expected to remain in service. We evaluate the carrying value and remaining useful lives of long-lived assets, excluding goodwill, whenever indicators of impairment are present. We evaluate the carrying value of goodwill annually, and whenever indicators of impairment are present. We use a discounted cash flow approach to determine the fair value of goodwill. There was no impairment of goodwill noted as a result of our impairment testing in 2008, 2007 and 2006.

•	Fair Value of Investments. We hold investments in ARS which are backed by student loans, which are 97% guaranteed under the Federal Family Education Loan Program (FFELP), and which had credit ratings of AAA or Aaa when purchased. Historically, the fair value of our ARS investments approximated face value due to the frequent auction periods, generally every 7 to 28 days, which provided liquidity to these investments. However, since February 2008, all auctions involving these securities have failed. As a secondary market has yet to develop, these investments have been reclassified to long-term investments as of December 31, 2008. The result of a failed auction is that these ARS will continue to pay interest in accordance with their terms at each respective auction date; however, liquidity of the securities will be limited until there is a successful auction, the issuer redeems the securities, the securities mature or until such time as other markets for these ARS investments develop. We cannot be certain regarding the amount of time it will take for an auction market or other markets to develop. Accordingly, during the three months ended March 31, 2008, we concluded that the estimated fair value of the ARS no longer approximated the face value due to the lack of liquidity and accordingly, we recorded an other-than-temporary impairment as of March 31, 2008.

As of and subsequent to March 31, 2008, we estimate the fair value of our ARS investments using an income approach valuation technique. Using this approach, expected future cash flows are calculated over the expected life of each security and are discounted to a single present value using a market required rate of return. Some of the more significant assumptions made in the present value calculations include (i) the estimated weighted average lives for the loan portfolios underlying each individual ARS, which range from 4 to 13 years and (ii) the required rates of return used to discount the estimated future cash flows over the estimated life of each security, which considered both the credit quality for each individual ARS and the market liquidity for these investments.

Our ARS have been classified as Level 3 assets in accordance with Statement of Financial Accounting Standards (which we refer to as SFAS) No. 157, “Fair Value Measurements,” as their valuation requires substantial judgment and estimation of factors that are not currently observable in the market due to the lack of trading in the securities. If different assumptions were used for the various inputs to the valuation approach including, but not limited to, assumptions involving the estimated lives of the ARS investments, the estimated cash flows over those estimated lives, and the estimated discount rates applied to those cash flows, the estimated fair value of these investments could be significantly higher or lower than the fair value we determined. We continue to monitor the market for ARS as well as the individual ARS investments we own. We may be required to record additional losses in future periods if the fair value of our ARS deteriorates further.

•	Stock-Based Compensation. In December 2004, the Financial Accounting Standards Board (which we refer to as FASB) issued SFAS No. 123, “(Revised 2004): Share-Based Payment” (which we refer to as SFAS 123R), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (which we refer to as SFAS 123) and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense over the service period (generally the vesting period) in the Consolidated Financial Statements based on their fair values. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used in this model are expected dividend yield, expected volatility, risk-free interest rate and expected term. We elected to use the modified prospective transition method. Under the modified prospective method, awards that were granted or modified on or after January 1, 2006 are measured and accounted for in accordance with SFAS 123R. Unvested stock options and restricted stock awards that were granted prior to January 1, 2006 will continue to be accounted for in accordance with SFAS 123, using the same grant date fair value and same expense attribution method used under SFAS 123, except that all awards are recognized in the results of operations over the remaining vesting periods. The impact of forfeitures that may occur prior to vesting is also estimated and considered in the amount recognized for all stock-based compensation beginning January 1, 2006. As of December 31, 2008, approximately $556 and $75,837 of unrecognized stock-based compensation expense related to unvested awards (net of estimated forfeitures) is expected to be recognized over a weighted-average period of approximately 2.5 years and 3.6 years, related to the HLTH and WebMD stock-based compensation plans, respectively.

•	Deferred Tax Assets. Our deferred tax assets are comprised primarily of net operating loss (which we refer to as NOL) carryforwards on a separate return basis. Subject to certain limitations, these loss carryforwards may be used to offset taxable income in future periods, reducing the amount of taxes we might otherwise be required to pay. A significant portion of our deferred tax assets are reserved for through a valuation allowance. In determining the need for a valuation allowance, management determined the probability of realizing deferred tax assets, taking into consideration factors including historical operating results, expectations of future earnings and taxable income. Management will continue to evaluate the need for a valuation allowance and, in the future should management determine that realization of the net deferred tax asset is more likely than not, some or all of the remaining valuation allowance will be reversed, and our effective tax rate may be reduced by such reversal.

•	Transactions with HLTH. As discussed further below, our expenses reflect a services fee for an allocation of costs for corporate services provided by HLTH. Our expenses also reflect the allocation of a portion of the cost of HLTH’s healthcare plans and the allocation of stock-based compensation expense related to HLTH restricted stock awards and HLTH stock options held by our employees. Additionally, our revenue includes revenue from HLTH for services we provide.

Transactions with HLTH

Agreements with HLTH

In connection with our IPO in September 2005, we entered into a number of agreements with HLTH governing the future relationship of the companies, including a Services Agreement, a Tax Sharing Agreement and an Indemnity Agreement. These agreements cover a variety of matters, including responsibility for certain liabilities, including tax liabilities, as well as matters related to HLTH providing us with administrative services, such as payroll, tax, employee benefit plan, employee insurance, intellectual property, legal and information processing services.

On February 15, 2006, the Tax Sharing Agreement was amended to provide that HLTH would compensate us for any use of our NOL carryforwards resulting from certain extraordinary transactions, as defined in the Tax Sharing Agreement. On September 14, 2006, HLTH completed the sale of its Emdeon Practice Services business (“EPS”) for approximately $565,000 in cash (“EPS Sale”). On November 16, 2006, HLTH completed the sale of a 52% interest in its Emdeon Business Services business (“EBS”) for approximately $1,200,000 in cash (“2006 EBS Sale”). HLTH recognized a taxable gain on the sale of EPS and EBS and utilized a portion of its federal NOL carryforwards to offset the gain on these transactions. Under the Tax Sharing Agreement between HLTH and us, we were reimbursed for our NOL carryforwards utilized by HLTH in these transactions at the current federal statutory rate of 35%. During 2007, HLTH reimbursed us $149,862 attributable to the portion of our NOL utilized by HLTH as a result of the EPS Sale and the 2006 EBS Sale. The reimbursement was recorded as a capital contribution which increased additional paid-in capital.

In connection with the termination of the merger between HLTH and us on October 19, 2008, the Tax Sharing Agreement was further amended to provide that, for tax years beginning after December 31, 2007, HLTH is no longer required to reimburse us for use of NOL carryforwards attributable to us that may result from extraordinary transactions by HLTH. See “— Introduction — Background Information on Certain Trends and Developments — Termination of Proposed HLTH Merger” for a description of the termination of the proposed HLTH Merger. The Tax Sharing Agreement has not, other than with respect to certain extraordinary transactions by HLTH, required either HLTH or us to reimburse the other party for any net tax savings realized by the consolidated group as a result of the group’s utilization of our or HLTH’s NOL carryforwards during the period of consolidation, and that will continue following the amendment. Accordingly, HLTH will not be required to reimburse us for use of NOL carryforwards attributable to us in connection with (a) HLTH’s sale in February 2008 of its 48% minority interest in EBS to an affiliate of General Atlantic LLC and investment funds managed by Hellman & Friedman LLC for a sale price of $575,000 in cash or (b) HLTH’s sale in July 2008 of its ViPS segment to an affiliate of General Dynamics Corporation for approximately $225,000 in cash. HLTH expects to recognize taxable gains on these transactions and expects to utilize a portion of our federal NOL carryforwards to offset a portion of the tax liability resulting from these transactions.

Charges from the Company to HLTH

Revenue.  We sell certain of our products and services to HLTH businesses. These amounts are included in revenue during the three years ended December 31, 2008. We charge HLTH rates comparable to those charged to third parties for similar products and services.

Charges from HLTH to the Company

Corporate Services.  We are charged a services fee (which we refer to as the Services Fee) for costs related to corporate services provided to us by HLTH. The services that HLTH provides include certain administrative services, including payroll, tax planning and compliance, employee benefit plans, legal matters and information processing. In addition, we reimburse HLTH for an allocated portion of certain expenses that HLTH incurs for outside services and similar items, including insurance fees, outside personnel, facilities costs, professional fees, software maintenance fees and telecommunications costs. HLTH has agreed to make the services available to us for up to five years following the IPO. These expense allocations were determined on a basis that we and HLTH consider to be a reasonable assessment of the cost of providing these services, exclusive of any profit margin. The basis we and HLTH used to determine these expense allocations required management to make certain judgments and assumptions. The Services Fee is reflected in general and administrative expense within our consolidated statements of operations.

Healthcare Expense.  We are charged for our employees’ participation in HLTH’s healthcare plans. Healthcare expense is charged based on the number of our total employees and reflects HLTH’s average cost of these benefits per employee. Healthcare expense is reflected in the accompanying consolidated statements of operations in the same expense captions as the related salary costs of those employees.

Stock-Based Compensation Expense.  Stock-based compensation expense is related to stock option issuances and restricted stock awards of HLTH Common Stock that have been granted to certain of our employees. Stock-based compensation expense is allocated on a specific employee identification basis. The expense is reflected in our consolidated statements of operations in the same expense captions as the related salary costs of those employees. The allocation of stock-based compensation expense related to HLTH Common Stock is recorded as a capital contribution in additional paid-in capital.

The following table summarizes the allocations reflected in our Consolidated Financial Statements:

	Years Ended December 31,
	2008	2007	2006

Charges from the Company to HLTH:
Intercompany revenue	$80	$250	$496
Charges from HLTH to the Company:
Corporate services	3,410	3,340	3,190
Healthcare expense	8,220	5,877	4,116
Stock-based compensation expense	257	2,249	6,183

Results of Operations

The following table sets forth our consolidated statements of operations data and expresses that data as a percentage of revenue for the periods presented:

	Years Ended December 31,
	2008		2007		2006
	$	%	$	%	$	%

Revenue	$373,542	100.0	$319,493	100.0	$239,434	100.0
Cost of operations	135,138	36.2	114,000	35.7	98,692	41.2
Sales and marketing	106,080	28.4	91,035	28.5	73,344	30.6
General and administrative	56,635	15.2	59,326	18.6	50,060	20.9
Depreciation and amortization	27,921	7.5	26,785	8.4	17,154	7.2
Interest income	10,452	2.9	12,378	3.9	5,099	2.1
Impairment of auction rate securities	27,406	7.3	—	—	—	—
Restructuring	2,910	0.8	—	—	—	—

Income from continuing operations before income tax provision (benefit)	27,904	7.5	40,725	12.7	5,283	2.2
Income tax provision (benefit)	2,211	0.6	(17,644)	(5.5)	3,571	1.5

Income from continuing operations	25,693	6.9	58,369	18.2	1,712	0.7
Income from discontinued operations, net of tax	1,009	0.2	7,515	2.4	824	0.4

Net income	$26,702	7.1	$65,884	20.6	$2,536	1.1

Revenue from our public portals is derived from online advertising, sponsorship (including online CME services), e-detailing promotion and physician recruitment services, content syndication and distribution, and other print services including advertisements in WebMD the Magazine. As a result of the acquisition of the assets of Conceptis, we also generated revenue from in-person CME programs from December 2005 through December 31, 2006. As of December 31, 2006, we no longer offer these services. Revenue from our private portals is derived from licenses of our private online portals to employers, healthcare payers and others, along with related services including lifestyle education and personalized telephonic coaching. Included in our public portals revenue is revenue related to our agreement with AOL. Our company and AOL shared revenue from advertising, commerce and programming on the health channels of certain AOL online sites and on a co-branded service we created for AOL. Under the terms of the agreement which expired on May 1, 2007, our revenue share was subject to a minimum annual guarantee. Included in the accompanying consolidated statements of operations, for the years ended December 31, 2007 and 2006 is revenue of $2,658 and $8,312, respectively, which represents sales to third parties of advertising and sponsorship on the AOL health channels, primarily sold through our sales team. Also included in revenue during the years ended December 31, 2007 and 2006 is $1,515 and $5,125, respectively, related to the guarantee discussed above. Our customers include pharmaceutical, biotechnology, medical device and consumer products companies, as well as employers and health plans.

Cost of operations consists of costs related to services and products we provide to customers and costs associated with the operation and maintenance of our public and private portals. These costs relate to editorial and production, Web site operations, non-capitalized Web site development costs, costs associated with our lifestyle education and personalized telephonic coaching services, and costs related to the production and distribution of our publications. These costs consist of expenses related to salaries and related expenses, non-cash stock-based compensation, creating and licensing content, telecommunications, leased properties and printing and distribution.

Sales and marketing expense consists primarily of advertising, product and brand promotion, salaries and related expenses, and non-cash stock-based compensation. These expenses include items related to salaries and related expenses of account executives, account management and marketing personnel, costs and expenses for marketing programs, and fees for professional marketing and advertising services. Also included in sales and marketing expense are the non-cash advertising expenses discussed below.

General and administrative expense consists primarily of salaries, non-cash stock-based compensation and other salary-related expenses of administrative, finance, legal, information technology, human resources and executive personnel. These expenses include costs of general insurance, costs of accounting and internal control systems to support our operations and a services fee for certain services performed for us by HLTH.

Our discussions throughout this MD&A reference certain non-cash expenses. The following is a summary of our principal non-cash expenses:

•	Non-cash advertising expense. Expense related to the use of our prepaid advertising inventory that we received from News Corporation in exchange for equity instruments that HLTH issued in connection with an agreement it entered into with News Corporation in 1999 and subsequently amended in 2000. This non-cash advertising expense is included in sales and marketing expense since we use the asset for promotion of our brand.

•	Non-cash stock-based compensation expense. Expense related to awards of our restricted Class A Common Stock and awards of employee stock options, as well as awards of restricted HLTH Common Stock and awards of HLTH stock options that have been granted to certain of our employees. Expense also related to shares issued to our non-employee directors. Non-cash stock-based compensation expense is reflected in the same expense captions as the related salary costs of the respective employees.

The following table is a summary of our non-cash expenses included in the respective statements of operations captions.

	Years Ended December 31,
	2008	2007	2006

Advertising expense:
Sales and marketing	$5,097	$5,264	$7,415

Stock-based compensation expense:
Cost of operations	$3,818	$5,027	$8,696
Sales and marketing	3,591	4,868	5,574
General and administrative	5,905	9,180	11,890

Total stock-based compensation expense	$13,314	$19,075	$26,160

2008 and 2007

The following discussion is a comparison of our results of operations on a consolidated basis for the year ended December 31, 2008 to the year ended December 31, 2007.

Revenue.  Our total revenue increased 16.9% to $373,542 in 2008 from $319,493 in 2007. This increase was primarily due to higher advertising and sponsorship revenue from our public portals. A more detailed discussion regarding changes in revenue is included below under “— Supplemental Financial and Operating Information.”

Cost of Operations.  Cost of operations increased to $135,138 in 2008 from $114,000 in 2007. As a percentage of revenue, cost of operations was 36.2% in 2008, compared to 35.7% in 2007. Included in cost of operations was non-cash stock-based compensation expense of $3,818 in 2008 and $5,027 in 2007. The decrease in non-cash stock-based compensation expense during 2008, as compared to the prior year, resulted primarily from the graded vesting methodology used in determining stock-based compensation expense relating to the stock options and restricted stock awards granted prior to the adoption of SFAS 123R on January 1, 2006, which includes the options and restricted stock granted at the time of the initial public offering. Cost of operations, excluding non-cash expense, was $131,320 or 35.2% of revenue in 2008, compared to $108,973 or 34.1% of revenue in 2007. The increase in absolute dollars in 2008 over 2007 was primarily attributable to an increase of approximately $13,000 in compensation-related costs due to higher staffing levels relating to our Web site operations and development, as well as higher staffing levels associated with our personalized telephonic coaching services. Additionally, the increase is also related to $6,500 of higher costs associated with creating and licensing content for our sponsorship arrangements and our Web sites. The increase as a percentage of revenue was due to the higher staffing levels.

Sales and Marketing.  Sales and marketing expense increased to $106,080 in 2008 from $91,035 in 2007. As a percentage of revenue, sales and marketing was 28.4% for 2008, compared to 28.5% for 2007. Included in sales and marketing expense in 2008 were non-cash expenses related to advertising of $5,097, a decrease from $5,264 in 2007. Also included in sales and marketing expense was non-cash stock-based compensation expense of $3,591 for 2008, compared to $4,868 for 2007. The decrease in non-cash stock-based compensation expense for 2008, as compared to the prior year, resulted primarily from the graded vesting methodology used in determining stock-based compensation expense relating to the stock options and restricted stock awards granted prior to the adoption of SFAS 123R on January 1, 2006, which includes the options and restricted stock granted at the time of the initial public offering. Sales and marketing expense, excluding non-cash expenses, was $97,392 or 26.1% of revenue in 2008, compared to $80,903 or 25.3% of revenue in 2007. The increase in absolute dollars, as well as the increase as a percentage of revenue, in 2008 over 2007 were primarily attributable to an increase of approximately $13,500 in compensation and other personnel-related costs due to increased staffing and sales commissions related to higher revenue.

General and Administrative.  General and administrative expense decreased to $56,635 in 2008 from $59,326 in 2007. As a percentage of revenue, general and administrative expenses was 15.2% for 2008, compared to 18.6% for 2007. Included in general and administrative expense was non-cash stock-based compensation expense of $5,905 in 2008 and $9,180 in 2007. The decrease in non-cash stock-based compensation expense for 2008, as compared to the prior year, resulted primarily from the graded vesting methodology used in determining stock-based compensation expense relating to the stock options and restricted stock awards granted prior to the adoption of SFAS 123R on January 1, 2006, which includes the options and restricted stock granted at the time of the initial public offering. General and administrative expense, excluding non-cash stock-based compensation expense discussed above, was $50,730 or 13.6% of revenue in 2008 compared to $50,146 or 15.7% of revenue in 2007. The decrease as a percentage of revenue in 2008 compared to 2007 was primarily due to our ability to achieve an increase in 2008 revenue without incurring a proportional increase in general and administrative expense.

Depreciation and Amortization.  Depreciation and amortization expense increased to $27,921 in 2008 from $26,785 in 2007. The increase over the prior year was due to an increase of $4,386 in depreciation expense resulting from capital expenditures made in 2008 and 2007, which was partially offset by a decrease in amortization expense of $3,250 resulting from certain intangible assets becoming fully amortized.

Interest Income.  Interest income decreased to $10,452 in 2008 from $12,378 in 2007. The decrease resulted from a decrease in the average interest rate of our investments.

Impairment of Auction Rate Securities.  Impairment of auction rate securities represents a charge of $27,406 related to an other-than-temporary impairment in the fair value of our auction rate securities during the year ended December 31, 2008. For additional information, see “— Introduction — Significant Developments — Impairment of Auction Rate Securities; Non-Recourse Credit Facility” above.

Restructuring.  As a result of our completion of the integration of our previously acquired businesses and efficiencies that we continue to realize from our infrastructure investments, we took this opportunity to better align the skill sets of our employees with the needs of the business. We recorded a restructuring charge in 2008 of $2,910 primarily, for the severance expenses related to the reduction of approximately 5% of the work force. This amount also includes $450 of costs to consolidate facilities and other exit costs.

Income Tax Provision (Benefit).  The income tax provision (benefit) of $2,211 and ($17,644) for 2008 and 2007, respectively, includes expense related to federal, state and other jurisdictions. The income tax provision (benefit) in 2008 and 2007 includes a benefit of $21,506 and $24,669, respectively, related to the reversal of a portion of the valuation allowance we maintain on a significant portion of our deferred income taxes. The income tax provision in 2008 excludes a benefit for the impairment of ARS, as it is currently not deductible for tax purposes.

Income from Discontinued Operations, Net of Tax.  Income from discontinued operations, net of tax represents the LBB income before taxes of $1,954 in 2008 and $4,462 in 2007 and the ACS/ACP Business loss before taxes of ($129) in 2007, as well as the (loss) gain before taxes recognized in connection with the sale of the ACS/ACP Business of ($234) and $3,394 in 2008 and 2007, respectively.

2007 and 2006

The following discussion is a comparison of our results of operations on a consolidated basis for the year ended December 31, 2007 to the year ended December 31, 2006.

Revenue.  Our total revenue increased 33.4% to $319,493 in 2007 from $239,434 in 2006. Excluding the impact of the 2006 Acquisitions on revenue, total revenue increased approximately $57,000 or 25% in 2007 over 2006. A more detailed discussion regarding changes in revenue is included below under “- Supplemental Financial and Operating Information.”

Cost of Operations.  Cost of operations increased to $114,000 in 2007 from $98,692 in 2006. As a percentage of revenue, cost of operations was 35.7% in 2007, compared to 41.2% in 2006. Included in cost of operations was non-cash stock-based compensation expense of $5,027 in 2007 and $8,696 in 2006. The decrease in non-cash stock-based compensation expense during 2007, as compared to the prior year, resulted primarily from the graded vesting methodology used in determining stock-based compensation expense relating to the stock options and restricted stock granted prior to the adoption of SFAS 123R on January 1, 2006, which includes the options and restricted stock granted at the time of the initial public offering. Cost of operations, excluding non-cash expense, was $108,973 or 34.1% of revenue in 2007, compared to $89,996 or 37.6% of revenue in 2006. The decrease as a percentage of revenue was primarily due to our ability to achieve the increase in revenue without incurring a proportional increase in cost of operations expenses. The increase in absolute dollars was primarily attributable to increases in compensation-related costs due to higher staffing levels and outside personnel expenses of approximately $7,300 relating to our Web site operations and development. In addition, the inclusion, for all of 2007, of expenses relating to Summex, Medsite and Subimo, which were acquired in 2006 contributed approximately $9,700 to the increase in absolute dollars.

Sales and Marketing.  Sales and marketing expense increased to $91,035 in 2007 from $73,344 in 2006. As a percentage of revenue, sales and marketing was 28.5% for 2007, compared to 30.6% for 2006. Included in sales and marketing expense in 2007 were non-cash expenses related to advertising of $5,264, a decrease from $7,415 in 2006. The decrease in non-cash advertising expenses was due to lower utilization of our prepaid advertising inventory. Also included in sales and marketing expense was non-cash stock-based compensation expense of $4,868 for 2007, as compared to $5,574 for 2006. The decrease in non-cash stock-based compensation expense for 2007, as compared to the prior year, resulted primarily from the graded vesting methodology used in determining stock-based compensation expense relating to the stock options and restricted stock granted prior to the adoption of SFAS 123R on January 1, 2006, which includes the options and restricted stock granted at the time of the initial public offering. Sales and marketing expense, excluding non-cash expenses, was $80,903 or 25.3% of revenue in 2007, compared to $60,355 or 25.2% of revenue in 2006. The increase in absolute dollars in 2007 compared to 2006 was primarily attributable to an increase of approximately $9,300 in compensation-related costs due to increased staffing and sales commissions related to higher revenue. In addition, the inclusion, for all of 2007, of expenses related to Summex, Medsite and Subimo, which were acquired during 2006 contributed approximately $8,200 to the increase in absolute dollars.

General and Administrative.  General and administrative expense increased to $59,326 in 2007 from $50,060 in 2006. As a percentage of revenue, general and administrative expenses was 18.6% for 2007, compared to 20.9% for 2006. Included in general and administrative expense was non-cash stock-based compensation expense of $9,180 in 2007 and $11,890 in 2006. The decrease in non-cash stock-based compensation expense for 2007, as compared to the prior year, resulted primarily from the graded vesting methodology used in determining stock-based compensation expense relating to the stock options and restricted stock granted prior to the adoption of

SFAS 123R on January 1, 2006, which includes the options and restricted stock granted at the time of the initial public offering. General and administrative expense, excluding non-cash stock-based compensation expense discussed above, was $50,146 or 15.7% of revenue in 2007, compared to $38,170 or 15.9% of revenue in 2006. The decrease as a percentage of revenue in 2007, as compared to 2006, was primarily due to our ability to achieve the increase in revenue without incurring a proportional increase in general and administrative expense. The increase in absolute dollars in 2007 compared to 2006 was primarily attributable to an increase of approximately $3,500 in compensation-related costs due to increased staffing levels and outside personnel expenses. In addition, the inclusion, for all of 2007, of expenses related to Summex, Medsite and Subimo, which were acquired during 2006, contributed approximately $8,400 to the increase in absolute dollars.

Depreciation and Amortization.  Depreciation and amortization expense increased to $26,785 in 2007 from $17,154 in 2006. The increase over the prior year was primarily due to depreciation expense relating to capital expenditures in 2007 and 2006, as well as the full year impact of the amortization of intangible assets relating to the Subimo, Medsite, Summex and eMedicine acquisitions.

Interest Income.  Interest income of $12,378 in 2007 and $5,099 in 2006 relates to increased levels of cash and investments available for investment.

Income Tax (Benefit) Provision.  The income tax (benefit) provision of ($17,644) and $3,571 for 2007 and 2006, respectively, includes expense related to federal, state and other jurisdictions. Additionally, the income tax benefit in 2007 includes a benefit of $24,669 related to the reversal of a portion of the valuation allowance we maintain on a significant portion of our deferred income taxes.

Income from Discontinued Operations, Net of Tax.  Income from discontinued operations, net of tax represents the LBB income before taxes of $4,462 in 2007 and $751 in 2006 and the ACS/ACP Business (loss) income before taxes of ($129) in 2007 and $385 in 2006, as well as the pre-tax gain recognized in connection with the sale of the ACS/ACP Business of $3,394 in 2007.

Supplemental Financial and Operating Information

The following table and the discussion that follows presents information for groups of revenue based on similar services we provide, as well as information related to a non-GAAP performance measure that we use to monitor the performance of our business which we refer to as “Earnings before interest, taxes, non-cash and other items” or “Adjusted EBITDA.” Due to the fact that Adjusted EBITDA is a non-GAAP measure, we have also included a reconciliation from Adjusted EBITDA to net income.

	Years Ended December 31,
	2008	2007	2006

Revenue
Public portals	$284,416	$238,022	$183,813
Private portals	89,126	81,471	55,621

	$373,542	$319,493	$239,434

Earnings before interest, taxes, non-cash and other items (Adjusted EBITDA)	$94,100	$79,471	$50,913
Interest, taxes, non-cash and other items
Interest income	10,452	12,378	5,099
Depreciation and amortization	(27,921)	(26,785)	(17,154)
Non-cash advertising	(5,097)	(5,264)	(7,415)
Non-cash stock-based compensation	(13,314)	(19,075)	(26,160)
Impairment of auction rate securities	(27,406)	—	—
Restructuring	(2,910)	—	—
Income tax (provision) benefit	(2,211)	17,644	(3,571)

Income from continuing operations	25,693	58,369	1,712
Income from discontinued operations, net of tax	1,009	7,515	824

Net income	$26,702	$65,884	$2,536

2008 and 2007

The following discussion is a comparison of the results of operations for our two groups of revenue and our Adjusted EBITDA for the year ended December 31, 2008 to the year ended December 31, 2007.

Public portals.  Public portals revenue was $284,416 in 2008, an increase of $46,394 or 19.5% from 2007. The increase in public portals revenue was primarily attributable to an increase in the number of unique sponsored programs on our sites including both brand sponsorship and educational programs. The number of such programs grew to approximately 1,400 in 2008 compared to approximately 1,000 in 2007. In general, pricing remained relatively stable for our advertising and sponsorship programs and was not a significant source of the revenue increase. Public portals revenue includes revenue previously referred to as “advertising and sponsorship” revenue and “content syndication and other” revenue, as well as other print service revenue (which consists primarily of revenue from advertising in WebMD the Magazine).

Private portals.  Private portals revenue increased $7,655 or 9.4% in 2008 compared to 2007. This increase was due to an increase in the number of companies using our private portal platform to 134 from 117 in the prior year. In general, pricing remained relatively stable for our private portal licenses and was not a significant source of the revenue increase. We also have approximately 140 additional customers who purchase stand-alone decision-support services from us. Private portals revenue includes revenue previously referred to as “licensing” revenue.

Adjusted EBITDA.  Adjusted EBITDA was $94,100 or 25.2% of revenue in 2008, compared to $79,471 or 24.9% of revenue in 2007. This increase as a percentage of revenue was due to higher revenue from the increase in the number of brands and sponsored programs in our public portals as well as the increase in companies using our private online portal without incurring a proportionate increase in overall expenses.

2007 and 2006

The following discussion is a comparison of the results of operations for our two groups of revenue and our Adjusted EBITDA for the year ended December 31, 2007 to the year ended December 31, 2006.

Public portals.  Public portals revenue was $238,022 in 2007, an increase of $54,209 or 29.5% from 2006. The increase in public portals revenue was primarily attributable to an increase in the number of brands and sponsored programs promoted on our sites as well as the inclusion, for all of 2007, of revenue of Medsite, which we acquired in September 2006. The acquisition of Medsite contributed $16,291 and $4,852 of public portals revenue for the years ended December 31, 2007 and 2006, respectively. Including the Medsite acquisition, the number of sponsored programs on our sites grew to approximately 1,000 in 2007 from approximately 800 in 2006.

Private portals.  Private portals increased $25,850 or 46.5% in 2007, as compared to 2006. This increase was due to an increase in the number of companies using our private portal platform to 117 from 99 in 2006. We also have approximately 150 additional customers who purchase stand-alone decision-support services from us as a result of the acquisitions completed in 2006. The acquisitions of Summex and Subimo contributed $19,526 and $4,398 in private portals revenue for the years ended December 31, 2007 and 2006, respectively.

Adjusted EBITDA.  Adjusted EBITDA was $79,471 or 24.9% of revenue in 2007, compared to $50,913 or 21.3% of revenue in 2006. This increase as a percentage of revenue was primarily due to higher revenue from the increase in number of brands and sponsored programs in our public portals as well as the increase in companies using our private online portal without incurring a proportionate increase in overall expenses, due to the benefits achieved from our infrastructure investments as well as acquisition synergies.

Explanatory Note Regarding Adjusted EBITDA.  Adjusted EBITDA is a non-GAAP financial measure and should be viewed as supplemental to, and not as an alternative for, “income from continuing operations” or “net income” calculated in accordance with GAAP. Our management uses Adjusted EBITDA as an additional measure of performance for purposes of business decision-making, including developing budgets, managing expenditures, and evaluating potential acquisitions or divestitures. Period-to-period comparisons of Adjusted EBITDA help our management identify additional trends in financial results that may not be shown solely by period-to-period comparisons of income from continuing operations or net income. In addition, we use Adjusted EBITDA in the incentive compensation programs applicable to many of our employees in order to evaluate our performance. Our management recognizes that Adjusted EBITDA has inherent limitations because of the excluded items, particularly those items that are recurring in nature. In order to compensate for those limitations, management also reviews the specific items that are excluded from Adjusted EBITDA, but included in income from continuing operations or net income, as well as trends in those items. The amounts of those items are set forth, for the applicable periods, in the reconciliations of Adjusted EBITDA to income from continuing operations or to net income above. We believe that the presentation of Adjusted EBITDA is useful to investors in their analysis of our results for reasons similar to the reasons why our management finds it useful and because it helps facilitate investor understanding of decisions made by our management in light of the performance metrics used in making those decisions. In addition, we believe that providing Adjusted EBITDA, together with a reconciliation of Adjusted EBITDA to income from continuing operations or to net income, helps investors make comparisons between us and other companies that may have different capital structures, different effective income tax rates and tax attributes, different capitalized asset values and/or different forms of employee compensation. However, Adjusted EBITDA is intended to provide a supplemental way of comparing us with other public companies and is not intended as a substitute for comparisons based on “income from continuing operations” or “net income” calculated in accordance with GAAP. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Please see the “Explanation of Non-GAAP Financial Information” filed as Exhibit 99.5 to this Current Report on Form 8-K for additional background information regarding our use of Adjusted EBITDA. Exhibit 99.5 is incorporated in this MD&A by this reference.

Liquidity and Capital Resources

Cash Flows

As of December 31, 2008, we had $191,659 of cash and cash equivalents and we owned investments in ARS with a face value of $164,800 and a fair value of $133,563. While liquidity for our ARS investments is currently limited, we entered into a non-recourse credit facility with Citigroup in May 2008 that will allow us to borrow up to 75% of the face amount of our ARS holdings through May 2009. See “— Introduction — Background Information on Certain Trends and Developments — Certain Developments — Impairment of Auction Rate Securities; Non-Recourse Credit Facility” above. Our working capital as of December 31, 2008 was $196,547. Our working capital is affected by the timing of each period end in relation to items such as payments received from customers, payments made to vendors, and internal payroll and billing cycles, as well as the seasonality within our business. Accordingly, our working capital, and its impact on cash flow from operations, can fluctuate materially from period to period.

Cash provided by operating activities from our continuing operations in 2008 was $99,478, which related to net income of $26,702, adjusted for non-cash expenses of $73,904, which included income from discontinued operations, net of tax, depreciation and amortization, non-cash advertising expense, non-cash stock-based compensation expense, deferred and other income taxes and the impairment of auction rate securities. Additionally, changes in operating assets and liabilities utilized cash flow of $1,128, primarily due to cash used due to an increase in accounts receivable of $9,672 and an increase in other assets of $1,349, offset by cash provided by an increase in accrued expenses and other long-term liabilities of $4,197, an increase in deferred revenue of $4,095 and a change in amounts due to/from HLTH of $1,601. Cash provided by operating activities from continuing operations in 2007 was $83,280, which related to net income of $65,884, adjusted for the income from discontinued operations of $7,515 and non-cash expenses of $29,870, which included depreciation and amortization, non-cash advertising expense, non-cash stock-based compensation expense and deferred and other income taxes. Additionally, changes in operating assets and liabilities utilized cash flow of $4,959, primarily due to a decrease in accrued expenses and other long-term liabilities of $7,115 and a change in amounts due from HLTH of $3,278, partially offset by cash provided by a decrease in accounts receivable of $4,239 and a decrease in other assets of $1,102.

Cash used in investing activities from our continuing operations in 2008 was $116,199, which primarily related to net purchases of available-for-sale securities of $83,900 and investments in property and equipment of $24,180 primarily to enhance our technology platform. Cash used in investing activities from our continuing operations in 2007 was $89,456, which primarily related to net purchases of available-for-sale securities of $71,410 and investments in property and equipment of $18,046 primarily to enhance our technology platform.

Cash used in financing activities in 2008 related to the repurchase of shares issued to the Subimo, LLC sellers of $12,818, partially offset by proceeds from the issuance of common stock of $3,797 and a tax benefit related to stock option deductions of $284. Cash provided by financing activities in 2007 principally related to net cash transfers from HLTH of $155,119, primarily $149,862 received from HLTH related to the utilization of the Company’s NOLs, a tax benefit related to stock option deductions of $1,577 and proceeds from the issuance of common stock of $14,355.

Included in our consolidated statements of cash flows are cash flows from discontinued operations of LBB and the ACS/ACP Business. Cash flows provided by operating activities from discontinued operations consisted of $3,434, $4,620 and $1,934 for 2008, 2007 and 2006, respectively related to LBB and cash flows used in operating activities of $390 for 2007 and cash flows provided by operating activities of $305 for 2006 related to the ACS/ACP Business. Cash flows used in investing activities of discontinued operations related to purchases of property and equipment of LBB. There were no cash flows from financing activities for LBB or the ACS/ACP Business.

Contractual Obligations and Commitments

The following table summarizes our principal commitments as of December 31, 2008 for future specified contractual obligations that have not been accrued for in our consolidated balance sheet, as well as the estimated timing of the cash payments associated with these obligations which relate to lease commitments for facilities and data center locations. Management has used estimates and assumptions as to the timing of the cash flows associated with these commitments. Management’s estimates of the timing of future cash flows are largely based on historical experience, and accordingly, actual timing of cash flows may vary from these estimates.

		Less Than			More Than
	Total	1 Year	1-3 Years	4-5 Years	5 Years
	(In thousands)

Operating leases	$42,524	$7,496	$14,122	$9,466	$11,440

The above table excludes $611 of uncertain tax positions, under FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” as we are unable to reasonably estimate the timing of the settlement of these items. See Note 14, “Income Taxes,” in the Notes to Consolidated Financial Statements in Exhibit 99.3.

Potential future cash commitments not included in the specified contractual obligations table above or accrued for in our consolidated balance sheet include our anticipated 2009 capital expenditure requirements which we currently estimate at $20,000 to $25,000. Our anticipated capital expenditures relate to improvements that will be deployed across our public and private portal web sites in order to enable us to service future growth in unique users, page views and private portal customers, the creation of new functionality and sponsorship areas for our customers, as well as leasehold improvements for our facilities.

Outlook on Future Liquidity

As of December 31, 2008, we had $191,659 in cash and cash equivalents and investments in ARS with a face amount of $164,800 and a fair value of $133,563. The ARS investments are discussed in more detail earlier in this MD&A under “Introduction — Background Information on Certain Trends and Developments — Certain Developments — Impairment of Auction Rate Securities; Non-Recourse Credit Facility.” Based on our plans and expectations as of the date of the filing of our 2008 Form 10-K and taking into consideration issues relating to the liquidity of our ARS investments, we believe that our available cash resources and future cash flow from operations, will provide sufficient cash resources to meet the commitments described above and to fund our currently anticipated working capital and capital expenditure requirements for up to twenty-four months. Our future liquidity and capital requirements will depend upon numerous factors, including retention of customers at current volume and revenue levels, our existing and new application and service offerings, competing technological and market developments, and potential future acquisitions. In addition, our ability to generate cash flow is subject to numerous factors beyond our control, including general economic, regulatory and other matters affecting us and our customers. We plan to continue to enhance the relevance of our online services to our audience and sponsors and expect to continue to invest in acquisitions, strategic relationships, facilities and technological infrastructure and product development. We may need to raise additional funds to support expansion, develop new or enhanced applications and services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. If required, we may raise such additional funds through public or private debt or equity financing, strategic relationships or other arrangements. We cannot assure you that such financing will be available on acceptable terms, if at all, or that such financing will not be dilutive to our stockholders. Future indebtedness may impose various restrictions and covenants on us that could limit our ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities.

Off-Balance Sheet Arrangements

We have no material off-balance sheet arrangements.

Recent Accounting Pronouncements

On April 25, 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets.” This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (which we refer to as SFAS 142). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141 (Revised 2007), “Business Combinations,” and other U.S. generally accepted accounting principles. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The adoption of this FSP may impact the useful lives we assign to intangible assets that are acquired through future business combinations.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (which we refer to as SFAS 141R), a replacement of SFAS No. 141. SFAS 141R is effective for fiscal years beginning on or after December 15, 2008 and applies to all business combinations. SFAS 141R provides that, upon initially obtaining control, an acquirer shall recognize 100 percent of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100 percent of its target. As a consequence, the current step acquisition model will be eliminated. Additionally, SFAS 141R changes current practice, in part, as follows: (1) contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration; (2) transaction costs will be expensed as incurred, rather than capitalized as part of the purchase price; (3) pre-acquisition contingencies, such as legal issues, will generally have to be accounted for in purchase accounting at fair value; and (4) in order to accrue for a restructuring plan in purchase accounting, the requirements in SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” would have to be met at the acquisition date. While there is no expected impact to our Consolidated Financial Statements on the accounting for acquisitions completed prior to December 31, 2008, the adoption of SFAS 141R on January 1, 2009 could materially change the accounting for business combinations consummated subsequent to that date and for tax matters relating to prior acquisitions settled subsequent to December 31, 2008.